Certification Regarding Compliance with Applicable Servicing Criteria
1.
Situs Holdings, LLC (the "Company" or "Situs"), is responsible for assessing compliance with the servicing criteria applicable to it in Item 1122(d)(3)(i), and Item 1122(d)(4)(vii) of Regulation AB,
as of December 31, 2012 and for the period June 1, 2012 through December 31, 2012 (the
"Reporting Period"), as set forth in Appendix A hereto. The deals covered by this report include deals in which Situs acted in the capacity of Operating or Trust Advisor, as listed in Appendix B;
2.
Situs used the criteria set forth in Item 1122(d)(3)(i), and Item 1122(d)(4)(vii) of Regulation AB
(defined in Appendix A) to assess the compliance with the applicable servicing criteria;
3.
Pursuant to Item 1117 of Regulation AB (defined in Appendix A), the Company has determined that there are no pending legal proceedings or proceedings by governmental authorities against the Company that are material to security owners of the deals as listed in Appendix B;
4.
Pursuant to Item 1119 of Regulation AB, (defined in Appendix A) the Company has determined that there are no affiliate relationships, as defined in paragraph 230.405 of Item 1119, that currently exist, or existed within the past two years, between Situs Holdings, LLC and any of the named Servicers, Special Servicers, Trustees, or Originators included in the deals as listed in
Appendix B;
5.
During the reporting period, there were no loans within the deals listed in Appendix B referred to
Special Servicing, therefore Situs did not perform any Operating or Trust Advisor activities related to Item 1122(d)(3)(i) and Item 1122(d)(4)(vii);
6.
Situs has complied, in all material respects, with the applicable servicing criteria as of December
31, 2012 and for the Reporting Period with respect to the deals listed in Appendix B taken as a whole;
7.
Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Situs' assessment of compliance with the applicable servicing criteria for the Reporting
Period.
Situs Holdings LLC
March 22, 2013
By: /s/Linda Sanchez
Linda Sanchez
Managing
Director
APPENDIX A

 SERVICING CRITERIA
Reference                                                          Criteria
Item 1117
Describe briefly any legal proceedings pending against the sponsor, depositor, trustee, issuing entity, servicer contemplated by Item
1108(a)(3) of this Regulation AB, originator contemplated by Item
1110(b) of this Regulation AB, or other party contemplated by Item
1100(d)(1) of this Regulation AB, or of which any property of the foregoing is the subject, that is material to security holders. Include similar information as to any such proceedings known to be
contemplated by governmental authorities.
Item 1119
(
a) Describe if so, and how, the sponsor, depositor or issuing entity is an affiliate (as defined in 230.405 of this chapter) of any of the following parties as well as, to the extent known and material, if so, and how, any of the following parties are affiliates of any of the other following parties:
(1)
Servicer contemplated by Item 1108(a)(3) of this Regulation
AB.
(2)
Trustee.
(3)
Originator contemplated by Item 1110 of this Regulation AB.
(4)
Significant obligor contemplated by Item 1112 of this
Regulation AB.
(5)
Enhancement or support provider contemplated by Items 1114 or
1115 of this Regulation AB.
(6)
Any other material parties related to the asset-backed securities contemplated by Item 1100(d)(1) of this Regulation AB.
(b) Describe whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm's length transaction with an unrelated third party, apart from the asset-
backed securities transaction, between the sponsor, depositor or issuing entity and any of the parties in paragraphs (a)(1) through (a)(6)
of this section, or any affiliates of such parties, that currently exists or that existed during the past two years and that is material to an investor's understanding of the asset-backed securities.
Item
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A)
Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C)
Are filed with the Commission as required by its rules and regulations;
and (D) Agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the servicer.
Item
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
APPENDIX B
Deals for which Situs Acted as the
Operating or Trust Advisor During the Reporting Period
Deal Name
Operating or Trust Advisor
Appointment Date
CGMT 2012-GC8
9/27/12
COMM 2012-CCRE3
10/8/12
GS 2012-GCJ7
6/1/12
MSBAM 2012-C5
7/30/12
MSBAM 2012-C6
10/17/12
Northstar 2012-1
11/20/12